Exhibit 3.246

ATTACHMENT TO

ARTICLES OF ORGANIZATION

OF

TRB FLAMINGO, LLC

The Articles of Organization of TRB Flamingo, LLC (the “Company”) consist of the articles set forth on the preceding page and the additional articles set forth on this Attachment as follows.

8.	Registered Office.

The Company may, from time to time, in the manner provided by law, change the resident agent and the registered office in the State of Nevada. The Company may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

9.	Management.

The Management of the Company shall be vested in its member or members in the manner prescribed by the Company’s operating agreement. The name and address of the person who is the Company’s initial member is set forth in Article 5 on the preceding page.

10.	Payment of Expenses.

In addition to any other rights of indemnification permitted by the laws of the State of Nevada as may be provided for the Company in these Articles of Organization, the Company’s operating agreement or any other agreement, the expenses of members incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such members in their capacities as members of the Company, must be paid by the Company, or through insurance purchased and maintain by the Company or through other financial arrangements made by the Company as permitted by the laws of the State of Nevada, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an unsecured undertaking by or on behalf of the members to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by the Company.

Any repeal or modification of this Article 10 approved by the members of the Company shall be prospective only. In the event of any conflict between this Article 10 and any other article of the Company’s Articles of Organization, the terms and provisions of Article 10 shall control.

11.	Gaming Requirements.

Purpose. The Character and general nature of the business to be conducted by the Company is to operate, manage and conduct gaming in gaming facilities on or within the premises known as “Bourbon Street Hotel & Casino”, located at 120 East Flamingo Road, Las Vegas, Nevada. The Company may also engage in any other lawful act or activity for which limited liability companies may be formed under the laws of the State of Nevada.

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Transfer of Interest in the Company. Notwithstanding anything to the contrary expressed or implied in the Articles of Organization of the Company, the sale, assignment, transfer, pledge or other disposition of any interest in the Company is ineffective unless approved in advance by the Nevada Gaming Commission (the “Commission”). If at any time the Commission finds that a member that owns any such interest is unsuitable to hold that interest, the Commission shall immediately notify the Company of that fact. The Company shall, within ten (10) days from the date that it receives the notice from the Commission, return to the unsuitable member the amount of his or her capital account as reflected on the books of the Company. Beginning on the date when the Commission serves notice of a determination of unsuitability, pursuant to the preceding sentence, upon the Company, it is unlawful for the unsuitable member: (a) to receive any share of the distribution of profits or cash or any other property of, or payments upon dissolution of, the Company, other than a return of capital as required above; (b) to exercise directly or through a trustee or nominee, any voting right conferred by such interest; (c) to participate in the management of the business and affairs of the Company; or (d) to receive any remuneration in any form from the Company, for services rendered or otherwise.

Determination of Unsuitability. Any member that is found unsuitable by the Commission shall return all evidence of any ownership in the Company to the Company. At that time the Company shall, within ten (10) days from the date that the Company receives notice from the Commission return to the member in cash or cash equivalents, the amount of his or her capital account as reflected on the books of the Company, and the unsuitable member shall no longer have any direct or indirect interest in the Company.

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